UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2005

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

On June 21, 2005, Kindred Healthcare, Inc. (“Company”) and Mutual of Omaha Insurance Company, the Company’s Medicare fiscal intermediary (“Mutual”), entered into an Administrative Resolution Agreement (the “Agreement”) pursuant to which the Company and Mutual settled an issue which was under appeal regarding the Company’s hospital Medicare cost reports for the fiscal years ending August 31, 2001, 2002, and 2003.

For the period between April 2001 through August 2003, the Company’s hospitals claimed as protested amounts Medicare reimbursement for the amended rent payments to Ventas, Inc. (“Ventas”) because these costs had been considered related party payments in cost reporting periods prior to April 2001. Under the terms of the Agreement, Mutual and the Company agreed that the Ventas amended rent payments are allowable costs in full beginning in April 2001, which will result in a settlement payment to the Company of approximately $55 million. In exchange for the settlement payment, the Company agreed to withdraw its appeals of the relevant cost reports and not to submit amended costs reports or request the reopening of cost reports for reporting periods between September 13, 1999 and April 19, 2001.

The Company expects to report the $55 million settlement in its operating results for the second quarter ending June 30, 2005. The settlement will be reported as income because the Company did not reflect any anticipated reimbursement for this issue in its historical consolidated financial statements. The Company expects to receive the $55 million cash settlement on or before April 30, 2006.

The Company has also indicated that this settlement should not have a material impact on future Medicare reimbursements to its hospitals under the current prospective payment system.

A copy of the Agreement is attached hereto as Exhibit 99.1.

Item 7.01. Regulation FD Disclosure.

Incorporated by reference is a press release issued by the Company on June 27, 2005, which is attached hereto as Exhibit 99.2. This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section.

Item 9.01.

(c)	Exhibits

Exhibit 99.1	Administrative Resolution Agreement between Kindred Healthcare, Inc. and Mutual of Omaha Insurance Company.

Exhibit 99.2	Press release dated June 27, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: June 27, 2005	By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer